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September 24, 2025
Craig Chamberlin
craigc@pclsupply.com

Dear Craig:

I am pleased to confirm our offer to you as Chief Financial Officer of Vertiv Holdings Co., (“Vertiv”) based in Westerville, Ohio. This position reports to Giordano Albertazzi, CEO of Vertiv Holdings Co, subject to the terms and conditions of this Agreement, and Vertiv’s Executive Employment Policy (“Employment Policy”) and Executive Change of Control Plan (“Change of Control Plan”), which are incorporated in this Agreement. Your start date is tentatively November 10, 2025, or a later date as otherwise determined by the CEO (“Effective Date”) and you will be employed by an affiliate of Vertiv, namely Vertiv Corporation ("Company").

In this position, you would be eligible for the following compensation and benefits package, subject to approval by Vertiv’s Compensation Committee:

Salary
Your annual base salary will be $750,000.00 USD ($28,846.15 gross bi-weekly). This position is not eligible for overtime pay. Following the Effective Date, your new base salary will be in effect and will be processed through your regular payroll. Base salary reviews occur annually, and any adjustments are generally made at the end of the first quarter of the calendar year. Adjustments are based on your performance and other relevant factors. You will next be eligible for a base salary review in the first quarter of 2027.

Annual Incentive Plan Bonus
You will be eligible to participate in the Vertiv Incentive Plan (VIP) with an annual target bonus opportunity of 100% of your base salary ($750,000.00 USD). The payment of any bonus is subject to the terms of the plan summary. Your VIP calculation will start on 2026 considering the full year (Jan 1, 2026, to Dec 31, 2026) and will be paid from US payroll of the Company in USD. VIP payments are made in the first quarter of the year following the performance year.

Annual Equity Grant
In accordance with Vertiv’s historical annual grant practices, you will receive your annual equity grant in March 2026 and each calendar year thereafter that you continue as the Chief Financial Officer, you shall be eligible to receive an equity award under the 2020 Stock Incentive Plan of Vertiv Holdings Co and its Affiliates (“Equity Plan”) with a target grant date fair value (based on Vertiv’s standard methodology) equal to $2,000,000.00 USD, subject to approval by Vertiv’s Board of Directors and Compensation Committee, with such other terms and conditions as may be determined by the Compensation Committee in its sole discretion. Each such equity award shall be subject to the terms and conditions of the Equity Plan and an accompanying award agreement.

Moreover, Vertiv reserves the right to modify the design or mix of the annual long-term incentive award program in the future.

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One Time Sign-Ons (Cash and Equity Grant)
In connection with this offer, effective on the Effective Date, you will be granted the following cash award (in lieu of 2025 bonus), and one-time sign-on equity award (to replace your unvested equity), under the Equity Plan, subject to approval by Vertiv’s Compensation Committee, with such other terms and conditions as may be determined by the Compensation Committee in its sole discretion and subject to the terms and conditions of the Equity Plan and the accompanying award agreements:
•Sign-On Cash Award (in lieu of 2025 Annual Bonus): You will receive a one-time cash award equivalent to $300,000.00 gross, payable within 30 days of your start date. This award replaces your eligibility for the 2025 annual bonus and is subject to clawback if relocation services are not initiated within six (6) months of your start date.
•Sign-On Equity Grant in RSUs (Replacement of Unvested LTI): You will be granted a sign-on equity grant, in Restricted Stock Units, to recognize loss of unvested equity from your prior employer, with a target grant date fair value equal to $ 1,050,700.00 USD, to vest in 3 years (1st year-50%, 2nd year-30% and 3rd year-20%), (1) with the number of shares of the Company’s common stock subject to such award determined by dividing $1,050,700.00 USD by the closing price on the Grant Date (consistent with the methodology used by the Company previously and described in the materials and minutes of the Committee’s meeting on March 7, 2025) (2) otherwise with the same terms and conditions set forth in the Company’s standard form of restricted stock units award agreement.

Relocation	You will be eligible for an executive relocation package, according to policy.

401k	You will be eligible to contribute to Company’s 401(k) Plan subject to the terms of the plan. The 401(k) plan allows you to defer on a pre-tax, post-tax and after-tax basis. You may defer up to 90% of your eligible income (not to exceed IRS limitations). For every $1.00 up to the first 6% of eligible earnings that an employee contributes, the Company contributes $0.50. Matching contributions will be deposited after each quarter in the form of Company stock.
Benefits
Company has partnered with a variety of insurers and providers to offer you multiple options and flexibility. These include medical, dental, vision, life and disability insurance, plus many more, as described in the attached highlights document. You are eligible to enroll on the first day of the month following the Effective Date.

At Vertiv, we believe taking time off is important to your health and well-being. When we rest and recharge, we are better able to tackle both personal and work challenges. To support and encourage you to take some time off every year you will be immediately eligible to participate in our Flexible Paid Time Off (PTO) Program.

With Flexible PTO, there are no accruals, no balances and no fixed number of days allowed. You coordinate your PTO with your manager, then submit Flexible PTO request via the online tool. Your manager will review and approve your request subject to the needs of the business, your work performance and your ability to meet your commitments. Further, you will be eligible for the US holiday schedule.

EXECUTIVE EMPLOYMENT POLICY

As a condition of your employment with the Company, and this Agreement, you shall be subject to the Employment Policy, and agree to execute the current form of the Employment Policy which attached hereto as Exhibit B and is incorporated herein by reference and all related policies referenced therein: https://www.sec.gov/Archives/edgar/data/1674101/000162828023035351/q32023exno101-amendedandre.htm. The terms of this Agreement and the Employment Policy shall be in addition to and not in lieu of the terms of any other agreement between Vertiv (and its affiliates) and you concerning non-

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competition, non-solicitation, non-disparagement, confidential information, and proprietary rights. If there is any inconsistency between such agreements and this Agreement, this Agreement shall govern. For avoidance of doubt, neither Vertiv, nor its affiliates, shall be obligated to pay any cash compensation to Executive in consideration for such non-compete obligations following the Effective Date. As noted in the Employment Policy, you will be subject to applicable policies of the Company and directives promulgated from time to time by the Board, which currently include (but are not limited to) the clawback policy attached as Exhibit A hereto and the stock ownership guidelines described in Exhibit C hereto.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits in addition to the benefits you receive under this Agreement:

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Executive Severance: The Employment Policy continuation coverage (“Executive Severance”), if applicable, if your employment is involuntarily terminated for a reason other than Cause or you terminate for Good Reason (as defined in the Employment Policy in effect when you terminate employment). You will be required to execute a release of claims against Vertiv and its affiliates and related parties and you may be required to agree to certain non-solicitation, non-disclosure, and non- competition covenants as a condition of receiving executive severance benefits. You agree to waive any termination payments that you may be eligible to receive under applicable law (the “Statutory Severance”). To the extent that the Statutory Severance benefits are not waived or are not waivable, your Executive Severance will be reduced by the amount of any Statutory Severance that Vertiv or its affiliates are required to pay to you.

•
Change of Control Termination Payments: The Change of Control Plan currently provides for a lump sum cash termination payment, continued benefits and perquisites and equity acceleration if your employment is involuntarily terminated for a reason other than Cause or you terminate upon the occurrence of a Good Reason Event (as defined in the Change of Control Plan in effect when you terminate employment) within the period beginning 90 days prior to effective date of a Change of Control and ending on the second anniversary of the Change of Control. Any termination payments made and equity accelerated under the Change of Control Plan shall be in lieu of any termination, severance or similar payments and benefits provided to you under this Agreement and/or the Employment Policy. For additional information, please consult the Change of Control Plan. Notwithstanding the terms of the Change of Control Plan, any payments to be made to you under the Change of Control Plan shall be offset and reduced by any termination entitlements owed to you by Vertiv or any affiliate of Vertiv, including, without limitation, remuneration paid to you during any period of notice, and any Statutory Severance that Vertiv or any affiliate of Vertiv is required to pay to you, to the extent that Statutory Severance benefits are not waived or are not waivable.

INTELLECTUAL PROPERTY AND RESTRICTIVE COVENANTS

As a condition of this employment offer, you are required to execute the Company’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”). You will also be subject to the restrictive covenants in the Executive Employment Policy and Change of Control Plan.

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This letter supersedes any prior written and/or verbal representations relative to employment with Vertiv or any of its affiliates.

You also hereby represent and warrant to the Company that you are not presently under and will not become subject to any obligation to any person or entity which is inconsistent or in conflict with your employment with the Company or which would prevent, limit or impair in any way your performance of your duties to the Company as described in this letter. Specifically, you represent and warrant that you have not brought with you any confidential or proprietary information of any former employer, and you are not subject to any agreement or obligation with a former employer that would prohibit your employment by the Company. Further, during the term of your employment, you will not engage in any activity on behalf of, nor accept any salary, commissions, fee or compensation of any kind (other than investment income) from any person, firm or corporation where such activity interferes with, or is in conflict with, your employment by the Company.

The Immigration Reform and Control Act of 1986 require all employers to verify the identity and work eligibility of their employees. In order to begin working at Vertiv, you will be required to provide appropriate documentation (shown on attached Acceptable I-9 Documents sheet). Please bring these with you on the Effective Date. In addition, our company participates in the E-Verify program to confirm that you are authorized to work in the United States.

We look forward to a pleasant and productive relationship, recognizing that, as an employee-at-will, you may resign for any reason at any time, and your employment may be terminated by the Company for any reason at any time.

Please indicate your acceptance of this offer by signing this letter in the space provided below and returning it to our office; retain a copy for your records.

Craig, we are excited to be extending this offer to you and look forward to working with you in your leadership role. Your experience and background are assets to Vertiv.

If you have any questions regarding our offer, please do not hesitate to contact me.

Sincerely,

Giordano Albertazzi
Chief Executive Officer

I accept this offer of employment on the basis set forth above.

_/s/ Craig Chamberlin__                            ___September 26, 2025_____
Craig Chamberlin                                Date

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Vertiv Corporation will be on an “at will” basis except as otherwise provided under applicable law. This means that there is no guarantee of

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employment for any specific period, and either you or Vertiv Corporation may terminate your employment at any time.

The descriptions of benefits and perquisites described in this Agreement are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. Vertiv and its affiliates reserve the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.

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Exhibit A

Clawback Policy

https://www.sec.gov/Archives/edgar/data/1674101/000162828024006498/exhibitno971-clawbackpolic.htm

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Exhibit B

Executive Employment Policy

https://www.sec.gov/Archives/edgar/data/1674101/000162828023035351/q32023exno101-amendedandre.htm

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Exhibit C

Stock Ownership Guidelines

As per Vertiv’s stock ownership guidelines, executives are not allowed to sell their stock holdings until they meet a specific monetary threshold value, which is typically defined as follows:
• CEO: 5 times their base salary
• NEO: 3 times their base salary
• Executives/ Sec16: 2 times their base salary
The executive will be required to meet the holdings requirement for # of shares within 5 years of his hire date, in addition to the “no sale” restriction.